Prospectus Supplement	Filed Pursuant to Rule 424(b)(7)
(To Prospectus dated August 25, 2025)	Registration No. 333-289443

10,529,417 Shares

OS THERAPIES INCORPORATED

Common Stock

This prospectus supplement covers up to 10,529,417 shares of common stock of OS Therapies Incorporated that may be offered for resale or otherwise disposed of by the selling stockholders set forth under the caption “Selling Stockholders” beginning on page S-15 of this prospectus supplement, including their respective pledges, assignees and successors-in-interest.

The shares of common stock being offered for resale under this prospectus supplement consist of (i) 2,622,774 shares of common stock issuable upon exercise of warrants (the “2026 Warrants”) issued in our January 2026 warrant exercise inducement and exchange transaction and privately negotiated warrant exercise inducement and exchange agreements, (ii) 1,666,667 shares of common stock issuable upon exercise of warrants (the “Bridge Warrants”) issued in our March 2026 bridge financing and (iii) 6,239,976 shares of common stock issuable upon conversion of our 10.0% original issue discount unsecured convertible promissory notes (the “Bridge Notes”) issued in our March 2026 bridge financing. See “Description of the Transactions” beginning on page S-9 of this prospectus supplement for more information.

We will not receive any proceeds from the sale of shares by the selling stockholders. We will, however, receive proceeds from any cash exercise of the 2026 Warrants and Bridge Warrants. We will bear all costs, expenses and fees in connection with the registration of shares for resale by the selling stockholders. The selling stockholders will each bear their respective discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, attributable to the sale or disposition of the shares, or interests therein, held by such selling stockholder. See “Use of Proceeds” beginning on page S-8 of this prospectus supplement for more information.

The selling stockholders may offer all or part of the shares registered hereby for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. Our registration of the shares covered by this prospectus supplement does not mean that the selling stockholders will offer or sell any of the shares. With regard only to the shares the selling stockholders sell for their own behalf, such selling stockholder may be deemed an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). See “Plan of Distribution” beginning on page S-18 of this prospectus supplement for more information.

Our common stock is traded on the NYSE American under the symbol “OSTX.” On March 30, 2026, the closing price of our common stock on the NYSE American was $1.33 per share.

You should read this prospectus, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference,” carefully before you invest in our common stock.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-7 of this prospectus supplement and page 3 of the accompanying base prospectus, as well as the information under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, and in the other documents incorporated by reference into this prospectus supplement and the accompanying base prospectus for a discussion of the factors you should carefully consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated March 31, 2026

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process and consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also supplements and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to this offering. If the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement. However, if any statement in this prospectus supplement or the accompanying prospectus is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference into this prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier dates.

Before buying any shares of our common stock offered hereby, we urge you to carefully read this prospectus supplement and the accompanying base prospectus, together with the information incorporated herein and therein by reference as described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” These documents contain important information that you should consider when making your investment decision.

You should rely only on the information contained or incorporated herein by reference in this prospectus supplement and contained or incorporated therein by reference in the accompanying base prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with any information that is different. If anyone provides you with different, additional or inconsistent information, you should not rely on it. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

The selling stockholders are offering to sell our securities only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying base prospectus and the offering of the securities in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying base prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying base prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the prospectus supplement or the accompanying base prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

The industry and market data and certain other statistical information used throughout this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference into the prospectus and this prospectus supplement are from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and third-party research, surveys, and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We are responsible for all of the disclosures contained in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference into the prospectus and this prospectus supplement, and we believe that these sources are reliable; however, we have not independently verified the information contained in such publications. While we are not aware of any misstatements regarding any third-party information presented in this prospectus supplement, their estimates, in particular, as they relate to projections, involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors, including those discussed under the section entitled “Risk Factors” and elsewhere in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference into the prospectus and this prospectus supplement. Some data are also based on our good faith estimates.

SiLinkers™, CAPs™ and other common law trade names, trademarks or service marks of our company appearing in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference into the prospectus and this prospectus supplement are the property of OS Therapies Incorporated. This prospectus supplement, the accompanying base prospectus and the documents incorporated by reference into the prospectus and this prospectus supplement contains additional trade names, trademarks and service marks of other companies that owned by their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference into the prospectus and this prospectus supplement appear without the ™ or ® symbols, but those references are not intended to indicate that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owners will not assert their rights, to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship by us of, these other companies.

All references in this prospectus supplement and the accompanying base prospectus to “OS Therapies,” the “Company,” “we,” “us,” “our” or similar references refer to OS Therapies Incorporated, except where the context otherwise requires or as otherwise indicated.

S-ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying base prospectus and the documents incorporated by reference in these documents contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which may include information concerning our beliefs, plans, objectives, goals, expectations, strategies, anticipations, assumptions, estimates, intentions, future events, future revenues or performance, capital expenditures and other information that is not historical information. Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. When used in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference in these documents, the words “seek,” “estimate,” “expect,” “anticipate,” “project,” “plan,” “contemplate,” “plan,” “continue,” “intend,” “believe” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon our current expectations and various assumptions. We believe there is a reasonable basis for our expectations and beliefs, but there can be no assurance that we will realize our expectations or that our beliefs will prove to be correct.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference in these documents. Examples of risks and uncertainties that could cause actual results to differ materially from historical performance and any forward-looking statements include, but are not limited to, the risks described under the section below titled “Risk Factors” of this prospectus supplement, as well as any of our subsequent filings with the SEC.

There may be other factors of which we are currently unaware or which we currently deem immaterial that may cause our actual results to differ materially from the forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date they are made and are expressly qualified in their entirety by the cautionary statements included in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference in these documents. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date they were made or to reflect the occurrence of unanticipated events, or otherwise.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us and this offering and does not contain all of the information that you should consider in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the risks and uncertainties discussed under the heading “Risk Factors” beginning on page S-7 of this prospectus supplement, and the information incorporated by reference in this prospectus supplement and the accompanying prospectus, including our consolidated financial statements, before making an investment decision. If you invest in our securities, you are assuming a high degree of risk.

The Company

OS Therapies is a clinical stage biopharmaceutical company focused on the identification, development and commercialization of treatments for Osteosarcoma (OS) and other solid tumors. Our mission is to address the significant need for new treatments in cancers of the bone in children and young adults. Osteosarcoma is an extremely challenging and often aggressive cancer that has particular treatment challenges due to its location, changing genotypes and high metastases rates. We are currently seeking to answer the call for new treatments that will prevent metastasis and the recurrence of metastases with our lead core product candidate OST-HER2 (also known as OST31-164), a cancer immunotherapy product candidate that produces a cellular immune response against the cancer antigen HER2.

In 2021, we opened a clinical study to produce data for the U.S. Food and Drug Administration (FDA) to evaluate the safety and efficacy of OST-HER2 in patients after resection of recurrent Osteosarcoma, which achieved full enrollment of 41 patients in October 2023. In the first quarter of 2025, we announced that our Phase IIb clinical trial achieved its primary endpoint with statistical significance. In October 2025, we announced final two-year overall survival data from the Phase IIb trial, in which 75% (27 of 36 evaluable patients) of OST-HER2-treated patients achieved two-year overall survival from the most recent pulmonary resection, compared with 40% in historical control patients (p < 0.0001). OST-HER2 was observed to be well-tolerated in the study. In January 2026, we announced positive immune biomarker data from the Phase IIb trial indicating that activation of immune blood biomarkers in the interferon gamma pathway correlated with, and was predictive of, overall survival, distinguishing long-term survivors (≥ two years) from short-term survivors (< one year). These biomarker findings are based on exploratory analyses and have not been validated as surrogate endpoints for clinical benefit. Based on the totality of the data generated to date, including the observed survival outcomes, safety profile and the significant unmet medical need in this patient population, we intend to engage with the FDA regarding potential regulatory pathways for OST-HER2.

We have engaged in ongoing regulatory interactions with the FDA, the United Kingdom Medicines and Healthcare products Regulatory Agency (MHRA), and the European Medicines Agency (EMA) regarding the clinical and biomarker data for OST-HER2 in recurrent, fully resected pulmonary metastatic Osteosarcoma. Following submission of the Non-Clinical and Chemistry, Manufacturing & Controls (CMC) modules of our Biologics License Application (BLA) to the FDA at the end of January 2026, we anticipate submitting the clinical BLA module following an expected Type B meeting with the FDA in the second quarter of 2026 and completing conditional Marketing Authorization Application (MAA) submissions to both the MHRA and the EMA in the second quarter of 2026. We also anticipate releasing additional biomarker data in the second quarter of 2026 to further characterize immune pathway activation and its relationship to clinical outcomes. We expect to initiate confirmatory clinical studies in the third quarter of 2026 in support of conditional approval pathways. If OST-HER2 receives approval under the FDA’s Accelerated Approval Program prior to September 30, 2029, we would become eligible to receive a Priority Review Voucher under the Rare Pediatric Disease Designation Program.

Upon success in gaining regulatory approval from the FDA with OST-HER2 in Osteosarcoma, we intend to evaluate OST-HER2’s potential use, both alone and in combination with HER2 targeting antibodies such as Herceptin®, in other solid tumors including breast, esophageal and lung cancers. OST-HER2 has potential uses in both the prevention of metastases in solid tumors, and therapeutically against HER2-expressing solid tumors treated with HER targeting antibodies.

We also own rights to an OST-Tunable Drug Conjugate (OST-tADC) platform, a next generation antibody-drug conjugate (ADC) silicone dioxide linker technology. “Tunable” is a term used in drug development that refers to the properties that can be influenced by chemical modifications, and “antibody-drug conjugate” or ADC is a term used to describe a drug made up of a monoclonal antibody attached to a cytotoxic payload, or a highly active and toxic pharmaceutical molecule, through chemical linkers. The ADC links an antibody that can home in on a targeted tumor to deploy the cytotoxic payload or toxic agent against the tumor. Furthering our founding mission, we intend to investigate clinical indications for OST-tADC in Osteosarcoma and other solid tumors.

Our Product Candidates

We have built a pipeline of product candidates targeting multiple indications for solid cancers. Our pipeline includes two drug technologies: (i) OST-HER2, an off-the-shelf immunotherapy, which is a type of cancer treatment that helps one’s immune system fight cancer, comprised of a genetically weakened and modified strain of Listeria monocytogenes, a species of bacteria that causes the infection listeriosis, that expresses HER2 peptides, and (ii) OST-tADC, a next generation tunable ADC with a plug-and-play platform that features tunable pH sensitive silicone linkers (SiLinkers™). The payloads may include antibodies, chemotherapeutics, cytotoxins and potentially mRNA treatments directly into and in the vicinity of solid tumors.

OST-HER2 (OST31-164). Our most advanced product candidate, OST-HER2, is a genetically engineered strain of Listeria monocytogenes, attenuated for reduced virulence, increased antibiotic susceptibility and the expression of three HER2 protein epitopes fused to immune-enhancing peptides on the membrane of the bacteria.

OST-HER2 has received an orphan drug designation in the United States. The FDA may designate a biologic product as an orphan product if it is intended to treat a rare disease or condition, which generally is defined as having a patient population of fewer than 200,000 individuals in the United States. Osteosarcoma has an incidence rate of approximately 1,000 individuals affected per year in the United States. Orphan product designation, subject to limited exceptions, can provide a period of market exclusivity for a product that is the first to receive marketing approval for the designated indication. Other potential indications may include breast, esophageal, lung and other solid tumors. In August 2021, OST-HER2 was awarded rare pediatric disease designation and previously received fast track designation by the FDA. Such designations by the FDA do not convey any advantages in, or shorten the duration of, the regulatory review or approval process.

OST-tADC. Our tunable drug conjugate (tADC) platform is currently in preclinical development. Each tADC contains four main components: ligand, payload cassette adaptor, linker and payload. In addition, tADCs contain units to optimize physicochemical properties. The ligands are selected to bind to receptors overexpressed on cancer cells. Upon binding, the tADC construct gets internalized into the cancer cell, where the payload is released, to cause cell death. The payload cassette adaptors enable the stoichiometrical attachments of linkers and payloads. The SiLinkers represent a novel and pH-sensitive linker system. The SiLinker release profile can be tuned with proximal functional groups, resulting in payload release in the endosome, lysosome or the slightly acidic tumor microenvironment. The SiLinker system is compatible with a variety of payloads and not limited to the employment of cytotoxic drug delivery. The first set of internal programs focus on the use of SiLinker and conditionally active payloads (CAPs™) drug products. CAPs are cytotoxic drugs which on their own, due to their functional groups, cannot readily permeate cells at physiological pH; however, at the slightly acidic pH of the tumor-microenvironment, after some linker cleavage, these payloads readily permeate into cancer cells, resulting in an enhanced bystander effect. Our lead program targets folate receptor alpha, a protein expressed on the surface of cells that participates in cell signaling, as well as cellular replication and division, and is overexpressed in multiple cancers such as ovarian and endometrial cancers. The lead compound employs folic acid, a small molecule, as the targeting ligands and contains six exatecan-silanols, which is a type of silanol-based cytotoxic payload. This discovery work is being carried out at Syngene International Limited, an integrated contract research organization (CRO) based in Bangalore, India.

From time to time, we may evaluate collaboration opportunities for our product candidates. We expect to work opportunistically with pharmaceutical and biotechnology companies, as we have done with BlinkBio, Inc. by in-licensing the OST-tADC technology, seeking to utilize our technology and know-how for developing additional oncologic drug products. The following table summarizes information regarding our product candidates and development programs.

In addition to our development of OST-HER2 for multiple indications of solid cancers in humans, OST-HER2 is a product candidate for veterinary use in canines. As part of our growth strategies, we intend to consider potentially out-licensing OST-HER2 to animal health companies for such use.

Recent Developments

2026 Warrant Exercise Inducement and Exchange Offer

On January 14, 2026, we closed on a warrant exercise inducement and exchange offer (the “2026 Inducement Offering”). The 2026 Inducement Offering was made to less than 10 accredited investors that held certain of our existing warrants to purchase up to an aggregate of 5,382,148 shares of our common stock having a then current exercise price of $3.00 or $2.10 per share during the period beginning January 10, 2026 and ending at 11:59 p.m., Eastern time, on March 2, 2026 (the “2026 Inducement Period”).

During the 2026 Inducement Period, we entered into inducement offer letter agreements (the “2026 Inducement Letters”) with such holders, pursuant to which such holders exercised for cash their existing warrants to purchase an aggregate of 2,499,558 shares of our common stock at a reduced exercise price of $1.40 per share and in exchange we issued to such holders new warrants (the “2026 Warrants”) to purchase up to an aggregate of 2,499,558 shares of our common stock (the “2026 Warrant Shares”) at an exercise price of $1.40 per share, subject to adjustment as provided therein. The 2026 Warrants are exercisable for a period of five years from the date of issuance.

We engaged a SEC-registered broker dealer and FINRA member (the “Solicitation Agent”) to act as our exclusive warrant solicitation agent in connection with the 2026 Inducement Offering and paid the Solicitation Agent a cash fee equal to 8.0% of the total gross cash proceeds received from the exercise by the holders of their respective warrants during the 2026 Inducement Period and in connection with the 2026 Inducement Offering. We also paid the Solicitation Agent $25,000 for its legal and other expenses.

The gross proceeds to us from the 2026 Inducement Offering, before deducting transaction fees and other 2026 Inducement Offering expenses, were approximately $3.5 million. We are using the net proceeds from the 2026 Inducement Offering to support U.S. and international regulatory and pre-commercial efforts aimed at securing marketing authorizations for OST-HER2 in the prevention or delay of recurrent, fully resected, lung metastatic Osteosarcoma, provide funding for our wholly owned subsidiary OS Animal Health’s proposed spinoff transaction preparations, and for general corporate purposes.

The shares of common stock issued upon exercise of the existing warrants in connection with the 2026 Inducement Offering were previously registered for resale under the Securities Act. We agreed to file a registration statement on Form S-3 (or other appropriate form, including on Form S-1, if we are not then eligible to register securities on Form S-3) providing for the resale of the shares of common stock issued or issuable upon exercise of the 2026 Warrants within 30 calendar days of March 2, 2026, and to use commercially reasonable efforts to have such registration statement declared effective by the SEC within 60 calendar days (or within 90 calendar days in case of “full review” by the SEC) following its initial filing and to keep such registration statement effective at all times until the earlier of (i) the time no holder owns any 2026 Warrants or shares of common stock issuable upon exercise thereof and (ii) the Delegend Date (as defined in the 2026 Inducement Offer Letters).

Privately Negotiated Warrant Exercise Inducement and Exchange Agreements

From January 10, 2026 through February 2026, we entered into privately negotiated inducement offer letters, pursuant to which certain other holders of our existing warrants having a then current exercise price of $3.00 or $2.10 per share exercised for cash their existing warrants to purchase an aggregate of 123,216 shares of our common stock at a reduced exercise price of $1.40 per share and in exchange we issued 2026 Warrants to purchase up to an aggregate of 123,216 shares of our common stock at an exercise price of $1.40 per share, subject to adjustment as provided therein (such transactions, the “Private Inducement Transactions”). The 2026 Warrants are exercisable for a period of five years from the date of issuance. We received gross proceeds of approximately $172,502 from the Private Inducement Transactions.

The shares of common stock issued upon exercise of the existing warrants in connection with the Private Inducement Transactions were previously registered for resale under the Securities Act. We agreed to file a registration statement on Form S-3 (or other appropriate form, including on Form S-1, if we are not then eligible to register securities on Form S-3) providing for the resale of the shares of common stock issued or issuable upon exercise of the 2026 Warrants on or before March 30, 2026, and to use commercially reasonable efforts to have such registration statement declared effective by the SEC within 60 calendar days (or within 90 calendar days in case of “full review” by the SEC) following its initial filing and to keep such registration statement effective at all times until the earlier of (i) the time no holder of these warrants owns any such warrants or shares of common stock issuable upon exercise thereof and (ii) the Delegend Date (as defined in the privately negotiated inducement offer letters).

2026 Bridge Financing

On March 4, 2026, pursuant to a securities purchase agreement (the “Bridge SPA”), we issued to certain accredited investors in a private placement transaction (i) 10.0% original issue discount unsecured convertible promissory notes in an aggregate principal amount of $2,200,000 (the “Bridge Notes”) and (ii) warrants to purchase up to an aggregate of 1,666,667 shares of our common stock (the “Bridge Warrants” and such private placement transaction, the “Bridge Financing”), for aggregate gross proceeds of $2,000,000, before deducting placement agent fees and other Bridge Financing expenses. The Bridge Notes mature on March 4, 2027 and accrue interest at a rate of 4.0% per annum. The Bridge Warrants are exercisable for a period of five years from the date of issuance and have an exercise price of $1.40 per share, subject to adjustment as provided therein.

The Bridge Notes were sold at a 10% original issue discount, such that for each $100,000 invested by a purchaser, such purchaser received a Bridge Note in the principal amount of $110,000. The Bridge Notes are convertible into shares of our common stock under certain circumstances. If we complete a “Qualified Offering,” defined as a registered public offering or registered direct offering resulting in at least $2.5 million in gross proceeds from new money investments, the outstanding principal, together with all accrued and unpaid interest, will automatically convert into the securities sold in such offering at the offering price. Additionally, prior to any such Qualified Offering or repayment of the Bridge Notes, holders may elect to convert the Bridge Notes, in whole or in part, into shares of our common stock at a conversion price equal to 90% of the average daily volume-weighted average price of our common stock during the 10 trading days immediately preceding the holder’s conversion notice, subject to adjustment.

We are using the net proceeds of the Bridge Financing to fund clinical development activities, including ongoing and planned clinical trials, and advance our research and development programs, as well as for working capital and general corporate purposes.

We engaged a SEC-registered broker dealer and FINRA member to act as the exclusive placement agent for the Bridge Financing. In connection with the Bridge Financing, we paid the placement agent (a) a cash fee equal to 7.0% of the aggregate gross cash proceeds received by us in connection with the Bridge Financing and (b) a one-time expense reimbursement of $25,000 for its legal and other expenses incurred in connection with the Bridge Financing.

We agreed to file a registration statement on Form S-3 (or Form S-1 if we are not then eligible to register securities for Form S-3) by April 3, 2026 to register for resale the shares of our common stock issuable upon conversion of the Bridge Notes and exercise of the Bridge Warrants, and to use commercially reasonable efforts to cause such registration statement to become effective within 60 calendar days (or 90 calendar days in the case of a “full review” by the SEC) following its initial filing and to keep such registration statement effective at all times until the earlier of (i) the time that no investor owns any Bridge Notes, Bridge Warrants or shares underlying such Bridge Notes and Bridge Warrants or (ii) the Legend Removal Date (as defined in the Bridge SPA).

We are registering for resale the shares of our common stock issued or issuable upon the exercise or conversion, as applicable, of the 2026 Warrants, the Bridge Warrants and the Bridge Notes pursuant to this prospectus supplement.

Corporate Information

We were formed as a Delaware limited liability company on April 12, 2018 under the name OS Therapies, LLC. On June 24, 2019, we converted from a limited liability company to a Delaware corporation and changed our name to OS Therapies Incorporated.

We presently conduct all of our operations remotely. Our registered corporate address is 115 Pullman Crossing Road, Suite #103, Grasonville, Maryland 21638, and our telephone number is (410) 297-7793. Our website address is www.ostherapies.com. We make our periodic and current reports that are filed with the SEC available, free of charge, on our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Information contained on, or accessible through, our website is not a part of, and is not incorporated by reference into, this prospectus supplement or the accompanying base prospectus.

SUMMARY OF THE OFFERING

Securities being offered by the selling stockholders	Up to 10,529,417 shares of our common stock.

Use of proceeds

We will not receive any proceeds from any sale of the shares being offered for sale by the selling stockholders, except upon the exercise of the 2026 Warrants and Bridge Warrants currently outstanding that are not exercised on a cashless basis.

For more information on the use of proceeds, see “Use of Proceeds” on page S-8.

Risk factors	You should read the “Risk Factors” section of this prospectus supplement, the accompanying base prospectus and in the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus for a discussion of factors to consider before deciding to purchase shares of our common stock.

NYSE American symbol	OSTX

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” in our most recent Annual Report on Form 10-K, as well as any amendment or update to our risk factors reflected in subsequent filings with the SEC, and all of the other information contained in this prospectus supplement and the accompanying base prospectus, and incorporated by reference into this prospectus supplement and the accompanying base prospectus, including our consolidated financial statements and related notes, before investing in our common stock. If any of the possible adverse events described below or in those sections actually occur, our business, business prospects, cash flow, results of operations or financial condition could be harmed, the trading price of our common stock could decline, and you might lose all or part of your investment in our common stock. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our operations and results.

The issuance of shares in connection with the 2026 Inducement Offering, the Private Inducement Transactions and the Bridge Financing, and the resale of a substantial number of shares of our common stock by the selling stockholders, could cause dilution and adversely affect the market price of our common stock.

In connection with the 2026 Inducement Offering and the Private Inducement Transactions, we issued 2026 Warrants to the selling stockholders exercisable for up to an aggregate of 2,622,774 shares of our common stock in exchange for the cash exercise of their existing warrants for an equal number of shares, pursuant to the 2026 Inducement Letters or privately negotiated inducement offer letters, as applicable. In addition, in connection with the Bridge Financing, we issued Bridge Notes in an aggregate principal amount of $2,200,000, which are convertible into a maximum of 6,239,976 shares of our common stock, and Bridge Warrants to purchase up to an aggregate of 1,666,667 shares of our common stock. The issuance of shares upon the exercise or conversion of these securities, as well as any future issuances of common stock or securities convertible into or exercisable for common stock, may result in substantial dilution to our existing stockholders.

In addition, sales by the selling stockholders of a significant number of shares of common stock, or the perception that such sales could occur, could materially adversely affect the trading price of our common stock. Even if the selling stockholders do not sell their shares immediately, the registration of these shares for resale could increase market uncertainty and put downward pressure on our stock price. We cannot predict the effect, if any, that future sales or the availability of shares for sale will have on the trading price of our common stock.

USE OF PROCEEDS

All shares of our common stock offered by this prospectus supplement are being registered for resale by the selling stockholders identified herein. We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders.

4,289,441 shares of common stock covered by this registration statement of which this prospectus is a part are issuable upon exercise of the 2026 Warrants and Bridge Warrants at their initial stated exercise price of $1.40 per share. If all such warrants for the purchase of shares of our common stock covered by this registration statement are exercised in cash, then we will receive gross proceeds of approximately $6,005,217. Proceeds to us from the exercise of the 2026 Warrants and Bridge Warrants will be used for general corporate purposes.

We will bear all costs, expenses and fees in connection with the registration of shares of our common stock for resale by the selling stockholders. The selling stockholders will each bear their respective discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, attributable to the sale or disposition of the shares of our common stock, or interests therein, held by such selling stockholder.

DESCRIPTION OF THE TRANSACTIONS

2026 Inducement Offering and Private Inducement Transactions

Of the 10,529,417 shares offered for resale under this prospectus supplement, 2,622,774 shares are issuable upon exercise of the 2026 Warrants, which the selling stockholders acquired from us in either the 2026 Inducement Offering or the Private Inducement Transactions.

2026 Inducement Offering

The 2026 Inducement Offering was made to less than 10 accredited investors that held certain of our existing warrants to purchase up to an aggregate of 5,382,148 shares of our common stock having a then current exercise price of $3.00 or $2.10 per share during the 2026 Inducement Period. During the 2026 Inducement Period, we entered into the 2026 Inducement Letters with such holders, pursuant to which such holders exercised for cash their existing warrants to purchase an aggregate of 2,499,558 shares of our common stock at a reduced exercise price of $1.40 per share and in exchange we issued to such holders 2026 Warrants to purchase up to an aggregate of 2,499,558 2026 Warrant Shares at an exercise price of $1.40 per share, subject to adjustment as provided therein.

We engaged the Solicitation Agent to act as our exclusive warrant solicitation agent in connection with the 2026 Inducement Offering and paid the Solicitation Agent a cash fee equal to 8.0% of the total gross cash proceeds received from the exercise by the holders of their respective warrants during the 2026 Inducement Period and in connection with the 2026 Inducement Offering. We also paid the Solicitation Agent $25,000 for its legal and other expenses.

The gross proceeds to us from the 2026 Inducement Offering, before deducting transaction fees and other 2026 Inducement Offering expenses, were approximately $3.5 million. We are using the net proceeds from the 2026 Inducement Offering to support U.S. and international regulatory and pre-commercial efforts aimed at securing marketing authorizations for OST-HER2 in the prevention or delay of recurrent, fully resected, lung metastatic Osteosarcoma, provide funding for our wholly owned subsidiary OS Animal Health’s proposed spinoff transaction preparations, and for general corporate purposes.

We agreed to file a registration statement on Form S-3 (or other appropriate form, including on Form S-1, if we are not then eligible to register securities on Form S-3) providing for the resale of the shares of common stock issued or issuable upon exercise of the 2026 Warrants within 30 calendar days of March 2, 2026, and to use commercially reasonable efforts to have such registration statement declared effective by the SEC within 60 calendar days (or within 90 calendar days in case of “full review” by the SEC) following its initial filing and to keep such registration statement effective at all times until the earlier of (i) the time no holder owns any 2026 Warrants or shares of common stock issuable upon exercise thereof and (ii) the Delegend Date (as defined in the 2026 Inducement Offer Letters).

The 2026 Inducement Letters contain customary representations, warranties and covenants by us which were made only for the purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

Private Inducement Transactions

From January 10, 2026 through February 2026, we entered into privately negotiated inducement offer letters, pursuant to which certain other holders of our existing warrants having a then current exercise price of $3.00 or $2.10 per share exercised for cash their existing warrants to purchase an aggregate of 123,216 shares of our common stock at a reduced exercise price of $1.40 per share and in exchange we issued 2026 Warrants to purchase up to an aggregate of 123,216 shares of our common stock at an exercise price of $1.40 per share, subject to adjustment as provided therein. We received gross proceeds of approximately $172,502 from the Private Inducement Transactions.

We agreed to file a registration statement on Form S-3 (or other appropriate form, including on Form S-1, if we are not then eligible to register securities on Form S-3) providing for the resale of the shares of common stock issued or issuable upon exercise of the 2026 Warrants on or before March 30, 2026, and to use commercially reasonable efforts to have such registration statement declared effective by the SEC within 60 calendar days (or within 90 calendar days in case of “full review” by the SEC) following its initial filing and to keep such registration statement effective at all times until the earlier of (i) the time no holder of these warrants owns any such warrants or shares of common stock issuable upon exercise thereof and (ii) the Delegend Date (as defined in the privately negotiated inducement offer letters).

2026 Bridge Financing

Of the 10,529,417 shares offered for resale under this prospectus supplement, 1,666,667 shares are issuable upon exercise of the Bridge Warrants and 6,239,976 shares are issuable upon conversion of the Bridge Notes, which the selling stockholders acquired from us in the Bridge Financing.

On March 4, 2026, pursuant to the Bridge SPA, we issued to certain accredited investors in a private placement transaction (i) Bridge Notes in an aggregate principal amount of $2,200,000 and (ii) Bridge Warrants to purchase up to an aggregate of 1,666,667 shares of our common stock, for aggregate gross proceeds of $2,000,000, before deducting placement agent fees and other Bridge Financing expenses. The Bridge Notes were sold at a 10% original issue discount, such that for each $100,000 invested by a purchaser, such purchaser received a Bridge Note in the principal amount of $110,000. We are using the net proceeds of the Bridge Financing to fund clinical development activities, including ongoing and planned clinical trials, and advance our research and development programs, as well as for working capital and general corporate purposes.

We engaged a SEC-registered broker dealer and FINRA member to act as the exclusive placement agent for the Bridge Financing. In connection with the Bridge Financing, we paid the placement agent (a) a cash fee equal to 7.0% of the aggregate gross cash proceeds received by us in connection with the Bridge Financing and (b) a one-time expense reimbursement of $25,000 for its legal and other expenses incurred in connection with the Bridge Financing.

Pursuant to the Bridge SPA, we agreed that, from March 4, 2026 until the later of (i) the date on which no Bridge Notes issued thereunder remain outstanding and (ii) six months following the effectiveness of the resale registration statement covering the shares of our common stock issuable upon conversion of the Bridge Notes and exercise of the Bridge Warrants (the “Bridge Shares”), we will not effect or agree to effect any issuance of common stock or common stock equivalents in a transaction involving a variable rate or price-based conversion, exercise or exchange feature that provides for a downward adjustment or reset of the applicable price based on fluctuations in the market price of our common stock following the issuance of such securities, subject to certain exceptions.

We agreed to file a registration statement on Form S-3 (or Form S-1 if we are not then eligible to register securities for Form S-3) by April 3, 2026 to register for resale the Bridge Shares, and to use commercially reasonable efforts to cause such registration statement to become effective within 60 calendar days (or 90 calendar days in the case of a “full review” by the SEC) following its initial filing and to keep such registration statement effective at all times until the earlier of (i) the time that no investor owns any Bridge Notes, Bridge Warrants or Bridge Shares or (ii) the Legend Removal Date (as defined in the Bridge SPA).

The Bridge SPA contains customary representations, warranties and covenants by us which were made only for the purposes of the Bridge SPA and as of specific dates, were solely for the benefit of the parties to the Bridge SPA and may be subject to limitations agreed upon by the contracting parties.

Terms of the 2026 Warrants

The following is a summary of certain terms and provisions of the 2026 Warrants.

Duration and Exercise Price

Each 2026 Warrant has an exercise price of $1.40 per share. The 2026 Warrants are exercisable for a period of five years from the date of issuance. The exercise price and number of 2026 Warrant Shares issuable upon exercise of the 2026 Warrants are subject to appropriate adjustment in the event of stock dividends, stock splits, subsequent rights offerings, pro rata distributions, reorganizations or similar events affecting our common stock and the exercise price.

Exercisability

The 2026 Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s 2026 Warrants to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding common stock immediately after exercise, except that upon prior notice from the holder to us, the holder may increase or decrease the amount of ownership of outstanding stock after exercising the holder’s 2026 Warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the 2026 Warrants, provided that any increase will not be effective until 61 days following notice to us.

Forced Exercise

The 2026 Warrants provide that, at any time any 2026 Warrants are outstanding, if the closing price of our common stock on the applicable trading market equals or exceeds 300% of the exercise price then in effect for any 20 consecutive trading days, we may, subject to the satisfaction of certain equity conditions, require the holder to exercise all or a portion of the 2026 Warrants for cash.

Cashless Exercise

If, at the time a holder exercises its 2026 Warrants, a registration statement registering the resale of the 2026 Warrant Shares under the Securities Act is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part), the net number of shares of common stock determined according to a formula set forth in the 2026 Warrants.

Rights as a Stockholder

Except as otherwise provided in the 2026 Warrants or by virtue of the holder’s ownership of shares of our common stock, such holder of 2026 Warrants does not have the rights or privileges of a holder of our common stock, including any voting rights, until such holder exercises such holder’s 2026 Warrants. The 2026 Warrants provide that the holders of the 2026 Warrants have the right to participate in distributions or dividends paid on shares of our common stock.

Fundamental Transactions

If at any time the 2026 Warrants are outstanding, we, either directly or indirectly, in one or more related transactions effect a Fundamental Transaction (as defined in the 2026 Warrants), a holder of 2026 Warrants will be entitled to receive, the number of shares of common stock of the successor or acquiring corporation or of our company, if our company is the surviving corporation, and any additional consideration receivable as a result of the Fundamental Transaction by such holder of the number of shares of common stock for which the 2026 Warrants are exercisable immediately prior to the Fundamental Transaction. As an alternative, and at the holder’s option in the event of a Fundamental Transaction, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable fundamental transaction), we shall purchase the unexercised portion of the 2026 Warrants from the holder by paying to the holder an amount of cash equal to the Black Scholes Value (as defined in the 2026 Warrants) of the remaining unexercised portion of the 2026 Warrants on the date of the consummation of such Fundamental Transaction.

Waivers and Amendments

The 2026 Warrants may be modified or amended or the provisions of the 2026 Warrants waived with our and the holder’s written consent.

The 2026 Warrants and 2026 Warrant Shares were offered and sold by us in reliance upon an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.

Terms of the Bridge Warrants

The following is a summary of certain terms and provisions of the Bridge Warrants.

Duration and Exercise Price

The Bridge Warrants are exercisable for a period of five years from the date of issuance. Each Bridge Warrant has an exercise price of $1.40 per share, subject to adjustment as provided therein. The exercise price of the Bridge Warrants is subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations, reclassifications and certain dilutive issuances. If, during the period beginning on March 4, 2026 and ending upon the consummation of a Qualified Offering (as defined below), we issue common stock or common stock equivalents (other than excluded securities) at an effective price per share that is lower than the then-current exercise price, the exercise price will be reduced to such lower price. Upon consummation of a Qualified Offering, the exercise price will be adjusted to equal the offering price per share (or per unit, as applicable) in the Qualified Offering, but only if such price is lower than the then-current exercise price.

Exercisability

The Bridge Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s Bridge Warrants to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of our outstanding common stock immediately after exercise, except that upon prior notice from the holder to us, the holder may increase or decrease the amount of ownership of outstanding stock after exercising the holder’s Bridge Warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Bridge Warrants, provided that any increase will not be effective until 61 days following notice to us.

We may not issue shares of common stock upon exercise of the Bridge Warrants, together with shares issued upon conversion of the Bridge Notes and upon exercise of the other warrants issued pursuant to the Bridge SPA, in excess of 19.99% of our outstanding common stock immediately prior to March 4, 2026, unless stockholder approval is obtained. Each holder of Bridge Warrants is entitled to a pro rata portion of such issuance limit based on its subscription amount under the Bridge SPA and may allocate such portion among the Bridge Warrants it holds in its discretion. If stockholder approval is obtained, the Bridge Warrants may be exercised without regard to such limitation; if stockholder approval is not obtained, any portion of a Bridge Warrant that cannot be exercised due to such limitation will remain outstanding and exercisable in accordance with its terms.

Forced Exercise

The Bridge Warrants provide that, at any time any Bridge Warrants are outstanding, if the closing price of our common stock on the applicable trading market equals or exceeds 300% of the exercise price then in effect for any 20 consecutive trading days, we may, subject to the satisfaction of certain equity conditions, require the holder to exercise all or a portion of the Bridge Warrants for cash.

Cashless Exercise

If, at the time a holder exercises its Bridge Warrants, a registration statement registering the resale of the shares issuable upon exercise of the Bridge Warrants under the Securities Act is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part), the net number of shares of common stock determined according to a formula set forth in the Bridge Warrants.

Rights as a Stockholder

Except as otherwise provided in the Bridge Warrants or by virtue of the holder’s ownership of shares of our common stock, such holder of Bridge Warrants does not have the rights or privileges of a holder of our common stock, including any voting rights, until such holder exercises such holder’s Bridge Warrants. The Bridge Warrants provide that the holders of the Bridge Warrants have the right to participate in distributions or dividends paid on shares of our common stock.

Fundamental Transactions

If at any time the Bridge Warrants are outstanding, we, either directly or indirectly, in one or more related transactions effect a Fundamental Transaction (as defined in the Bridge Warrants), a holder of Bridge Warrants will be entitled to receive, the number of shares of common stock of the successor or acquiring corporation or of our company, if our company is the surviving corporation, and any additional consideration receivable as a result of the Fundamental Transaction by such holder of the number of shares of common stock for which the Bridge Warrants are exercisable immediately prior to the Fundamental Transaction.

Waivers and Amendments

The Bridge Warrants may be modified or amended or the provisions of the Bridge Warrants waived with our and the holder’s written consent, and the written consent of the holder is not required for any amendment that does not adversely affect the rights of the holder.

Terms of the Bridge Notes

The following is a summary of certain terms and provisions of the Bridge Notes.

Interest and Maturity

The Bridge Notes bear interest at a rate of 4% per annum and mature on March 4, 2027 (the “Maturity Date”). Interest on the Bridge Notes accrues from the funding date until the earlier of the Maturity Date or conversion of the Bridge Notes, and all accrued and unpaid interest under the Bridge Notes will convert together with principal upon any conversion of the Bridge Notes.

Conversion

The Bridge Notes are convertible into shares of our common stock or other securities of our company under the following circumstances:

Mandatory Conversion. If we consummate a “Qualified Offering” on or before the Maturity Date, the outstanding principal amount of each Bridge Note, together with all accrued and unpaid interest, will automatically convert into our securities sold in such Qualified Offering at a conversion price per share equal to the offering price per share (or per unit, as applicable) in the Qualified Offering, without any discount. A “Qualified Offering” means a registered public offering or registered direct offering of our securities from which we receive gross cash proceeds of not less than $2,500,000 from new money investments (excluding any proceeds attributable to the conversion of the Bridge Notes or any other of our outstanding convertible securities).

Voluntary Conversion. At any time prior to repayment and prior to a mandatory conversion, the Bridge Notes are convertible, in whole or in part, at the option of the holder, into shares of common stock at a conversion price equal to 90% of the average daily volume weighted average price of our common stock for the 10 trading days immediately preceding the date the holder delivers a notice of conversion, subject to adjustment.

Conversion Price Adjustments

While the Bridge Notes are outstanding, the conversion price of the Bridge Notes is subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations, reclassifications and certain dilutive issuances. If we issue common stock or common stock equivalents at an effective price per share that is lower than the then-current conversion price (other than exempt issuances), the conversion price will be reduced to such lower price.

Conversion Limitations

A holder (together with its affiliates) may not convert any portion of such holder’s Bridge Notes to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of our outstanding common stock immediately after conversion, except that upon prior notice from the holder to us, the holder may increase or decrease the amount of ownership of outstanding stock after converting the holder’s Bridge Notes up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the conversion, as such percentage ownership is determined in accordance with the terms of the Bridge Notes, provided that any increase will not be effective until 61 days following notice to us.

The total number of shares of common stock issued upon conversion of the Bridge Notes, together with shares issued upon exercise of the Bridge Warrants, or upon any anti-dilution adjustment, will not exceed 19.99% of our outstanding common stock immediately prior to March 4, 2026, unless stockholder approval is obtained.

Prepayment

We have the option to prepay the Bridge Notes at any time, provided that (i) we offer such prepayment on the same terms to all holders of Bridge Notes on a pro-rata basis and (ii) each holder electing to accept such prepayment provides its individual written consent.

Events of Default

The Bridge Notes contain customary events of default, including, among others: (i) failure to pay principal or interest when due; (ii) failure to observe or perform any material covenant; (iii) material breaches of representations or warranties; (iv) bankruptcy events; (v) certain defaults under other indebtedness; (vi) delisting of our common stock; (vii) participation in a change of control transaction or fundamental transaction; (viii) failure to comply with current public information requirements under Rule 144; and (ix) failure to deliver conversion shares within five trading days after a conversion date. Upon an event of default, the outstanding principal amount, plus accrued and unpaid interest and any other amounts owed, will become immediately due and payable in cash at a mandatory default amount of 1.5% per month (18% per annum).

Negative Covenants

As long as any portion of the Bridge Notes remains outstanding, unless the holders of at least 51% of the principal amount of the then outstanding Bridge Notes consent in writing, we agreed to not, among other things: (i) incur additional indebtedness other than permitted indebtedness; (ii) create liens other than permitted liens; (iii) amend its charter documents in a manner that materially and adversely affects the rights of the holders; (iv) repurchase more than a de minimis number of shares of common stock (subject to certain exceptions); (v) repay, repurchase or otherwise acquire any indebtedness other than the Bridge Notes (if on a pro-rata basis) and regularly scheduled principal and interest payments of permitted indebtedness; (vi) pay cash dividends or distributions; or (vii) enter into affiliate transactions that are not on arm’s-length terms.

The Bridge Notes, Bridge Warrants and Bridge Shares were offered and sold by us in reliance upon an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.

SELLING STOCKHOLDERS

This prospectus supplement relates to the possible resale from time to time by the selling stockholders of any or all of the shares of common stock that have been issued by us or may be issued by us to the selling stockholders upon the exercise of the 2026 Warrants and Bridge Warrants, as well as the conversion of the Bridge Notes. For additional information regarding the shares covered by this prospectus supplement that are issuable upon exercise of the 2026 Warrants and Bridge Warrants and the conversion of the Bridge Notes, see the section titled “Description of the Transactions” above. We are registering these shares pursuant to the provisions of the 2026 Inducement Letters, privately negotiated inducement offer letters, and the Bridge SPA in order to permit the selling stockholders to offer the shares for resale from time to time. Except for their participation in our warrant exercise inducement and exchange transactions in 2025 and 2026, the Bridge Financing, our PIPE financing in December 2024 and January 2025, and/or our initial public offering in August 2024, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of the shares held by each of the selling stockholders. This table is prepared based on information supplied to us by the selling stockholders and reflects holdings as of March 26, 2026. The number of shares in the column “Maximum No. of Common Shares offered hereby” represents all of the shares that the selling stockholders may offer under this prospectus supplement. The number of shares in the column “Common Shares Beneficially Owned After Offering” assumes that the selling stockholders will sell all of the shares offered for sale hereby. The selling stockholders, however, are under no obligation to sell any shares pursuant to this prospectus supplement.

Unless otherwise indicated below, to our knowledge, each selling stockholder named in the table has sole voting and investment power with respect to the shares of common stock beneficially owned by it, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated below, the address of each beneficial owner listed below is c/o OS Therapies Incorporated, 115 Pullman Crossing Road, Suite 103, Grasonville, Maryland 21638. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for any selling stockholder named below.

	Common Shares Beneficially Owned Before Offering		No. of Common Shares issuable upon conversion of Bridge	No. of Common Shares issuable upon exercise of	Maximum No. of Common Shares offered	Common Shares Beneficially Owned After Offering
Name of Stockholder	No.(2)	%(2)	Notes	Warrants	hereby(1)	No.(2)	%(2)
A.G. Family L.P.(3)	928,572	2.3%	1,091,995	610,864	1,702,859	928,572	1.9%
Ahmed Gheith(4)	51,960	*	312,000	83,333	395,333	51,960	*
Clayton A. Struve(5)	49,108	*	156,000	41,667	197,667	49,108	*
David Dent(6)	49,108	*	—	25,000	25,000	49,108	*
David S. Nagelberg 2003 Revocable Trust dated 7/2/2003(7)	98,215	*	1,091,995	291,667	1,383,662	98,215	*
Dyke Rogers(8)	—	—		49,108	49,108	—	—
Ernest W. Moody Revocable Trust(9)	—	—	—	294,643	294,643	—	—
John Sabey(10)	—	—	—	49,108	49,108	—	—
Kassandra Hendricks Gift Trust(11)	—	—	312,000	279,762	591,762	—	—
Kathleen M. Hendricks Trust(12)	—	—	—	98,215	98,215	—	—
Kevin J. Hendricks(13)	—	—	1,247,995	652,530	1,900,525	—	—
Larry Tubbs(14)	—	—	312,000	328,869	640,869	—	—
Lars Bader(15)	—	—	127,995	1,065,031	2,313,026	—	—
Thomas A. Satterfield 2021 Revocable Trust(16)	—	—	467,996	223,215	691,211	—	—
Tomsat Investment & Trading Co., Inc.(17)	571,429	1.4%	—	196,429	196,429	571,429	1.1%

*	Represents less than 1% of outstanding shares of common stock.

(1)	Represents the shares issuable pursuant to the (i) exercise of the 2026 Warrants and Bridge Warrants, which are reflected in the “No. of Common Shares issuable upon exercise of Warrants” column, and (ii) conversion of the Bridge Notes, which are reflected in the “No. of Common Shares issuable upon conversion of Bridge Notes” column.

(2)	Assumes that (i) the 2026 Warrants and Bridge Warrants held by the selling stockholders will be exercised for the maximum number of shares of our common stock reflected in the “No. of Common Shares issuable upon exercise of Warrants” column, (ii) the Bridge Notes held by the selling stockholders will be converted for the maximum number of shares of our common stock reflected in the “No. of Common Shares issuable upon conversion of Bridge Notes” column and (iii) the selling stockholders will sell all of the common stock offered hereby. Percentages are based on 39,533,227 shares of common stock issued and outstanding as of March 26, 2026.
(3)	The shares issuable upon exercise of warrants consist of (i) 319,197 shares issuable upon exercise of 2026 Warrants and (ii) 291,667 shares issuable upon exercise of Bridge Warrants. A.G. Family L.P. is a partnership managed by a general partner controlled by Thomas A. Satterfield, Jr., who has sole voting and investment power with respect to the shares of common stock issuable upon exercise of the 2026 Warrants and Bridge Warrants and conversion of the Bridge Notes held by such partnership.
(4)	The shares issuable upon exercise of warrants consist of 83,333 shares issuable upon exercise of Bridge Warrants. Ahmed Gheith is affiliated with a broker-dealer regulated by FINRA. Mr. Gheith acquired his securities in the ordinary course of his business and, at the time of the acquisition of the shares to be resold pursuant to this prospectus supplement, Mr. Gheith had no agreements or understandings, directly or indirectly, with any person to distribute them.
(5)	The shares issuable upon exercise of warrants consist of 41,667 shares issuable upon exercise of Bridge Warrants.
(6)	The shares issuable upon exercise of warrants consist of 25,000 shares issuable upon exercise of 2026 Warrants.
(7)	The shares issuable upon exercise of warrants consist of 291,667 shares issuable upon exercise of Bridge Warrants. The trustee of David S. Nagelberg 2003 Revocable Trust dated 7/2/2003 is David Nagelberg, who has sole voting and investment power with respect to the shares of common stock issuable upon exercise of the Bridge Warrants and conversion of the Bridge Notes held by such trust.
(8)	The shares issuable upon exercise of warrants consist of 49,108 shares issuable upon exercise of 2026 Warrants.
(9)	The shares issuable upon exercise of warrants consist of 294,643 shares issuable upon exercise of 2026 Warrants. The trustee of Ernest W. Moody Revocable Trust is Ernest Moody, who has sole voting and investment power with respect to the shares of common stock issuable upon exercise of the 2026 Warrants held by such trust.
(10)	The shares issuable upon exercise of warrants consist of 49,108 shares issuable upon exercise of 2026 Warrants.
(11)	The shares issuable upon exercise of warrants consist of (i) 196,429 shares issuable upon exercise of 2026 Warrants and (ii) 83,333 shares issuable upon exercise of Bridge Warrants. The trustee of Kassandra Hendricks Gift Trust is Kassandra Hendricks Hoff, who has sole voting and investment power with respect to the shares of common stock issuable upon exercise of the 2026 Warrants and Bridge Warrants and conversion of the Bridge Notes held by such trust.

(12)	The shares issuable upon exercise of warrants consist of 98,215 shares issuable upon exercise of 2026 Warrants. The trustee of Kathleen M. Hendricks Trust is Kathleen Hendricks, who has sole voting and investment power with respect to the shares of common stock issuable upon exercise of the 2026 Warrants held by such trust.
(13)	The shares issuable upon exercise of warrants consist of (i) 319,197 shares issuable upon exercise of 2026 Warrants and (ii) 333,333 shares issuable upon exercise of Bridge Warrants.
(14)	The shares issuable upon exercise of warrants consist of (i) 245,536 shares issuable upon exercise of 2026 Warrants and (ii) 83,333 shares issuable upon exercise of Bridge Warrants.
(15)	The shares issuable upon exercise of warrants consist of (i) 731,697 shares issuable upon exercise of 2026 Warrants and (ii) 333,334 shares issuable upon exercise of Bridge Warrants.
(16)	The shares issuable upon exercise of warrants consist of (i) 98,215 shares issuable upon exercise of 2026 Warrants and (ii) 125,000 shares issuable upon exercise of Bridge Warrants. The trustee of Thomas A. Satterfield 2021 Revocable Trust is Thomas A. Satterfield, Jr., who has sole voting and investment power with respect to the shares of common stock issuable upon exercise of the 2026 Warrants and Bridge Warrants and conversion of the Bridge Notes held by such trust.
(17)	The shares issuable upon exercise of warrants consist of 196,429 shares issuable upon exercise of 2026 Warrants. The President of Tomsat Investment & Trading Co., Inc. is Thomas A. Satterfield, Jr., who has sole voting and investment power with respect to the shares of common stock issuable upon exercise of the 2026 Warrants held by such company.

PLAN OF DISTRIBUTION

We are registering the shares of our common stock that have been issued by us or are issuable by us upon exercise of the 2026 Warrants and Bridge Warrants and conversion of the Bridge Notes to permit the resale of these shares by the selling stockholders from time to time after the date of this prospectus supplement. We will not receive any of the proceeds from the sale by the selling stockholders of the shares, although we will receive the exercise price of any 2026 Warrants and Bridge Warrants not exercised by the selling stockholders on a cashless exercise basis. The selling stockholders will bear all fees, commissions and discounts, if any, attributable to the sales of shares and any transfer taxes. We will bear all other costs, expenses and fees in connection with the registration of shares of our common stock to be sold by the selling stockholders pursuant to this prospectus supplement.

The selling stockholders may resell or redistribute shares of our common stock from time to time on any stock exchange or automated interdealer quotation system on which the shares of our common stock are listed, in the over-the-counter market, in privately negotiated transactions, or in any other legal manner, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Persons who are pledgees, donees, transferees, or other successors in interest of any of the named selling stockholders (including but not limited to persons who receive shares of our common stock from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus supplement) may also use this prospectus supplement and are included when we refer to “selling stockholders” in this prospectus supplement. The selling stockholders may sell the shares of our common stock by one or more of the following methods, without limitation:

●	block trades (which may include cross trades) in which the broker or dealer so engaged will attempt to sell the shares of our common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;

●	an exchange distribution or secondary distribution in accordance with the rules of any stock exchange on which the shares of our common stock may be listed;

●	ordinary brokerage transactions and transactions in which the broker solicits purchases;

●	an offering at other than a fixed price on or through the facilities of any stock exchange on which the shares of our common stock are listed or to or through a market maker other than on that stock exchange;

●	privately negotiated transactions, directly or through agents;

●	through the writing of options on the shares of our common stock, whether or the options are listed on an options exchange;

●	through the distribution of the shares of our common stock by any selling stockholders to its partners, members or stockholders;

●	one or more underwritten offerings;

●	agreements between a broker or dealer and any selling stockholder to sell a specified number of the shares of our common stock at a stipulated price per share; and

●	any combination of any of these methods of sale or distribution, or any other method permitted by applicable law.

The selling stockholders may also transfer the shares of our common stock by gift.

In addition, any securities that qualify for sale pursuant to Rule 144 or another exemption from registration under the Securities Act or other such exemption may be sold under Rule 144 rather than pursuant to this prospectus supplement or the accompanying prospectus. Further, the selling stockholders may enter into derivative transactions with broker-dealers, other financial institutions or third parties or sell securities not covered by this prospectus supplement or the accompanying prospectus to third parties in privately negotiated or registered transactions. These transactions may involve the sale of shares of common stock by the selling stockholders by forward sale or by an offering (directly or by entering into derivative transactions with broker-dealers, other financial institutions or third parties) of options, swaps, rights, warrants or other securities that are offered with, convertible into or exchangeable for shares of common stock.

The selling stockholders may elect to make an in-kind distribution of the shares of common stock to its members, partners or shareholders. In such event, we may file a prospectus supplement to the extent required by law in order to permit the distributees to use the prospectus to resell the shares of common stock acquired in the distribution.

To the extent required, this prospectus supplement may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with a selling the stockholder. The selling stockholders may also sell the securities short and redeliver the securities to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus supplement, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus supplement (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus supplement (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus supplement, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

If at the time of any offering made under this prospectus supplement a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121, or Rule 5121, that offering will be conducted in accordance with the relevant provisions of Rule 5121.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The selling stockholders and any other persons participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales by the selling stockholders and any other relevant persons of any of the securities. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of securities to engage in market-making activities with respect to the securities being distributed. All of the above may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

In addition, we will make copies of this prospectus supplement and the accompanying prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, an additional prospectus supplement may be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares of common stock offered by this prospectus supplement.

LEGAL MATTERS

Olshan Frome Wolosky LLP, New York, New York, will pass upon the validity of the issuance of the common stock offered by this prospectus supplement as our counsel.

EXPERTS

The consolidated financial statements of OS Therapies Incorporated incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2025 have been so incorporated in reliance on the report, which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern, of MaloneBailey, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3, of which this prospectus supplement and the accompanying base prospectus are a part, under the Securities Act, to register the shares of common stock offered by this prospectus supplement. However, this prospectus supplement and the accompanying base prospectus do not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. We encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement.

We are subject to the reporting requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us.

Our common stock is traded on the NYSE American under the symbol “OSTX.” General information about our company, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.ostherapies.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on, or that can be accessed through, our website is not incorporated into this prospectus supplement or other securities filings and is not a part of these filings.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We “incorporate by reference” into this prospectus supplement the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and information that we file subsequently with the SEC will automatically update this prospectus supplement. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after initial filing of the registration statement that contains the prospectus and prior to the time that we sell all the securities offered by this prospectus supplement (in each case, except for the information furnished under Item 2.02 or Item 7.01 in any current report on Form 8-K and Form 8-K/A):

●	Our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 31, 2026;

●	Our Current Reports on Form 8-K (only to the extent “filed” and not “furnished”) filed with the SEC on January 12, 2026, February 13, 2026 and March 6, 2026; and

●	The description of our registered securities contained in Exhibit 4.9 to our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 31, 2026, including any amendment or reports filed for the purpose of updating this description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

OS Therapies Incorporated

115 Pullman Crossing Road, Suite 103

Grasonville, Maryland 21638

Attention: Chief Financial Officer

(410) 297-7793

PROSPECTUS

$100,000,000

COMMON STOCK

PREFERRED STOCK

SENIOR DEBT SECURITIES

SUBORDINATED DEBT SECURITIES

WARRANTS

RIGHTS

UNITS

From time to time, we may offer and sell any combination of the securities described in this prospectus in one or more offerings. The securities we may offer may be convertible into or exercisable or exchangeable for other securities. We may offer the securities separately or together, in separate classes or series and in amounts, at prices and on terms that will be determined at the time the securities are offered.

In addition, certain selling stockholders may from time to time offer and sell shares of our common stock. We will not receive any of the proceeds from the sale of shares of our common stock by selling stockholders, if any, pursuant to this prospectus.

This prospectus describes some of the general terms that may apply to these securities. Each time securities are sold, the specific terms and amounts of the securities being offered, and any other information relating to the specific offering will be set forth in a supplement to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. In any prospectus supplement relating to any sales by the selling stockholders, we will, among other things, identify the number of shares of our common stock that the selling stockholders will be selling. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, before you invest in any of the securities being offered. This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement.

Our shares of common stock trade on the NYSE American under the symbol “OSTX.” On August 25, 2025, the closing price of our common stock was $2.19. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, of the securities covered by the applicable prospectus supplement.

We, or any selling stockholders as it only relates to shares of common stock, may offer and sell our securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on an immediate, continuous or delayed basis. The names of any underwriters, dealers or agents and the terms of the arrangements with such entities will be stated in the accompanying prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties referenced under the heading “Risk Factors” on page 3 of this prospectus as well as those contained in the applicable prospectus supplement and any related free writing prospectus, and in the other documents that are incorporated by reference into this prospectus or the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 25, 2025

i

About This Prospectus

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. Under the shelf registration process, we may from time to time, offer and sell to the public any or all of the securities described in this prospectus in one or more offerings for an aggregate offering amount of up to $100,000,000. In addition, under this shelf registration process, selling stockholders may from time to time sell shares of our common stock in one or more offerings. Before purchasing any securities, you should read this prospectus and any applicable prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

This prospectus only provides you with a general description of the securities we and/or the selling stockholders may offer. Each time we sell a type or series of securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of the offering, including the specific amounts, prices and terms of the securities offered. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement. Each such prospectus supplement and any free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in documents incorporated by reference into this prospectus. If this prospectus is inconsistent with the prospectus supplement or free writing prospectus, you should rely upon the prospectus supplement or free writing prospectus.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

In this prospectus, except as otherwise indicated, the words “OS Therapies” or the “Registrant” refer to OS Therapies Incorporated and the words “company,” “we,” “us” and “our” refer to OS Therapies, together with its consolidated subsidiaries. In this prospectus, references to “securities” collectively means our common stock, preferred stock, warrants, debt securities, or any combination of the foregoing securities.

You should rely only on information contained or incorporated by reference in this prospectus. Neither we, any selling stockholders, nor any underwriters have authorized any person to provide you with information that differs from what is contained or incorporated by reference in this prospectus. If any person does provide you with information that differs from what is contained or incorporated by reference in this prospectus, you should not rely on it. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates, or an offer or solicitation in any jurisdiction where offers or sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, even though this prospectus may be delivered or shares may be sold under this prospectus on a later date. Our business, financial condition, results of operation and prospects may have changed since those dates.

ii

about the company

Overview

OS Therapies Incorporated is a clinical stage biopharmaceutical company focused on the identification, development and commercialization of treatments for Osteosarcoma (OS) and other solid tumors. Our mission is to address the significant need for new treatments in cancers of the bone in children and young adults. Osteosarcoma is an extremely challenging and often aggressive cancer that has particular treatment challenges due to its location, changing genotypes and high metastases rates. We are currently seeking to answer the call for new treatments that will prevent metastasis and the recurrence of metastases with our lead core product candidate OST-HER2 (also known as OST31-164), a cancer immunotherapy product candidate that produces a cellular immune response against the cancer antigen HER2. In 2021, we opened a clinical study to produce data for the U.S. Food and Drug Administration (FDA) to evaluate the safety and efficacy of OST-HER2 in patients after resection of recurrent Osteosarcoma, which achieved full enrollment of 41 patients in October 2023. In the first quarter of 2025, we announced that our Phase IIb clinical trial achieved its primary endpoint with statistical significance. We believe the efficacy results, combined with the favorable safety profile and the unmet clinical need, support the potential for regulatory approval. In June 2025, we participated in a Type D meeting with the FDA and subsequently received positive written feedback regarding the design and endpoints of our Phase IIb trial of OST-HER2 to support a potential Biologics License Application (BLA). Based on this feedback, we have submitted a Breakthrough Therapy Designation request and, subject to continued positive regulatory guidance, plan to submit a BLA for OST-HER2 following our End of Phase 2 meeting with the FDA, anticipated in the third quarter of 2025. Upon success in gaining regulatory approval from the FDA with OST-HER2 in Osteosarcoma, we intend to evaluate OST-HER2’s potential use, both alone and in combination with HER2 targeting antibodies such as Herceptin®, in other solid tumors including breast, esophageal and lung cancers. OST-HER2 has potential uses in both the prevention of metastases in solid tumors, and therapeutically against HER2-expressing solid tumors treated with HER targeting antibodies. In addition to our development of OST-HER2 for multiple indications of solid cancers in humans, OST-HER2 is a product candidate for veterinary use in canines. As part of our growth strategies, we intend to consider potentially out-licensing OST-HER2 to animal health companies for such use.

We also own rights to OST-Tunable Drug Conjugate (OST-tADC) platform, a next generation antibody-drug conjugate (ADC) silicone dioxide linker technology. “Tunable” is a term used in drug development that refers to the properties that can be influenced by chemical modifications, and “antibody-drug conjugate” or ADC is a term used to describe a drug made up of a monoclonal antibody attached to a cytotoxic payload, or a highly active and toxic pharmaceutical molecule, through chemical linkers. The ADC links an antibody that can home in on a targeted tumor to deploy the cytotoxic payload or toxic agent against the tumor. Furthering our founding mission, we intend to investigate clinical indications for OST-tADC in Osteosarcoma and other solid tumors.

Implications of Being an Emerging Growth Company and Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we remain an emerging growth company, we may take advantage of specified reduced reporting requirements and other burdens that are otherwise applicable generally to other public companies. These provisions include, but are not limited to:

●	reduced obligations with respect to financial data, including presenting only two years of audited financial statements and selected financial data, and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure in our initial registration statement;

●	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, as amended;

●	reduced disclosure about executive compensation arrangements in our periodic reports, registration statements and proxy statements; and

●	exemptions from the requirements to seek non-binding advisory votes on executive compensation or stockholder approval of any golden parachute arrangements.

We may take advantage of some or all of these provisions until we are no longer an emerging growth company. We will remain an emerging growth company until the earliest of (i) the last day the fiscal year following the fifth anniversary of the completion of our initial public offering, (ii) the last day of the first fiscal year in which our annual gross revenues exceed $1.235 billion, (iii) the date on which we have, during the immediately preceding three-year period, issued more than $1.0 billion in non-convertible debt securities and (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. We may choose to take advantage of some but not all of these reduced burdens. For example, we have taken advantage of the reduced reporting requirements with respect to disclosure regarding our executive compensation arrangements, have presented only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure incorporated by reference in this prospectus, and have taken advantage of the exemption from auditor attestation on the effectiveness of our internal control over financial reporting. To the extent that we take advantage of these reduced burdens, the information that we provide stockholders may be different than you might obtain from other public companies in which you hold shares.

In addition, the JOBS Act permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to use this extended transition period. As a result of this election, our timeline to comply with new or revised accounting standards will in many cases be delayed as compared to other public companies that are not eligible to take advantage of this election or have not made this election. Therefore, our financial statements may not be comparable to those of companies that comply with the public company effective dates for these accounting standards.

We are also a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. To the extent that we continue to qualify as a “smaller reporting company” as such term is defined in Rule 12b-2 under the Exchange Act, after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an “emerging growth company” may continue to be available to us, including exemption from compliance with the auditor attestation requirements pursuant to the Sarbanes-Oxley Act and reduced disclosure about our executive compensation arrangements. We will continue to be a “smaller reporting company” until we have $250 million or more in public float (based on our common stock) measured as of the last business day of our most recently completed second fiscal quarter or, in the event we have no public float (based on our common stock) or a public float (based on our common stock) that is less than $700 million, annual revenues of $100 million or more during the most recently completed fiscal year.

Corporate Information

We were formed as a Delaware limited liability company on April 12, 2018 under the name OS Therapies, LLC. On June 24, 2019, we converted from a limited liability company to a Delaware corporation and changed our name to OS Therapies Incorporated.

We presently conduct all of our operations remotely. Our registered corporate address is 115 Pullman Crossing Road, Suite #103, Grasonville, Maryland 21638, and our telephone number is (410) 297-7793. Our website address is www.ostherapies.com. We make our periodic and current reports that are filed with the SEC available, free of charge, on our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Information contained on, or accessible through, our website is not a part of, and is not incorporated by reference into, this prospectus or any accompanying prospectus supplement.

Risk Factors

Investing in our securities involves a high degree of risk. Before making a decision to invest in our securities, you should carefully consider the risks described under the heading “Risk Factors” in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in our most recent annual report on Form 10-K, and in subsequent quarterly reports on Form 10-Q filed subsequent to such Form 10-K, as well as any amendments thereto, which are incorporated by reference into this prospectus and the applicable prospectus supplement in their entirety, together with other information in this prospectus and the applicable prospectus supplement, the documents incorporated by reference herein and therein, and any free writing prospectus that we may authorize for use in connection with a specific offering. See “Where You Can Find More Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and any related free writing prospectus, including the information incorporated by reference herein and therein, contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but are not always, made through the use of words or phrases such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or the negative of these words or other comparable terminology. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them.

Given these uncertainties, you should not place undue reliance on these forward-looking statements as actual events or results may differ materially from those projected in the forward-looking statements due to various factors, including, but not limited to, those set forth under the heading “Risk Factors” in any applicable prospectus supplement, the documents incorporated by reference therein or any free writing prospectus that we authorized. Our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements contained in this prospectus, in the documents incorporated by reference herein and in any prospectus supplement by these cautionary statements. These forward-looking statements speak only as of the date on which the statements were made and are not guarantees of future performance. Although we undertake no obligation to revise or update any forward-looking statements (except as required by U.S. federal securities laws), whether as a result of new information, future events or otherwise, you are advised to review any additional disclosures we make in the documents we subsequently file with the SEC that are incorporated by reference in this prospectus and any prospectus supplement. See “Where You Can Find More Information.”

Use of Proceeds

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the sale of securities offered by this prospectus and any applicable prospectus supplement for working capital and other general corporate purposes, which may include funding our ongoing and planned clinical trials, advancing our research and development programs, and acquiring or investing in technologies, product candidates or businesses that are complementary to our strategic objectives. Until we apply the proceeds from a sale of securities to their intended purposes, we may invest those proceeds in short-term, interest-bearing, investment-grade, securities or hold as cash.

We will not receive any of the proceeds from the sale of shares of our common stock by selling stockholders, if any, pursuant to this prospectus.

DESCRIPTION OF OUR CAPITAL STOCK

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our third amended and restated certificate of incorporation, as amended (“certificate of incorporation”), our certificate of designation, preferences, rights and limitations of Series A senior convertible preferred stock (the “certificate of designation”), our amended and restated bylaws, as amended (“bylaws”), and the warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of our certificate of incorporation, our bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

Authorized Capital Stock

Our authorized capital stock currently consists of 50,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, of which 2,500,000 shares of which are designated as Series A senior convertible preferred stock, par value $0.001 per share.

Common Stock

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights.

Holders of our common stock are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock. The shares of common stock to be issued by us in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable.

Our shares of common stock are traded on the NYSE American under the symbol “OSTX.”

The transfer agent and registrar for our common stock is VStock Transfer, LLC, Woodmere, New York.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action.

Series A Senior Convertible Preferred Stock

Our certificate of designation sets forth the rights, preferences and limitations of our Series A senior convertible preferred stock:

●	the right of the holder to convert such shares of Series A senior convertible preferred stock into shares of our common stock, with mandatory conversion upon (i) a qualified firm commitment underwritten public offering of common stock raising gross proceeds in excess of $10.0 million, with a per share price not less than $12.00, (ii) a qualified PIPE financing raising gross proceeds in excess of $20.0 million, with a per share price not less than $12.00, (iii) a closing of a third-party acquisition where all outstanding shares of common stock (including the shares of common stock issued pursuant to the mandatory conversion of the Series A senior convertible preferred stock) are purchased or exchanged by an unaffiliated third party and in which the consideration paid to all holders of outstanding shares of common stock for such purchase or exchange consists solely of cash at a purchase price per share of common stock not less than $12.00, or (iv) such time as the daily VWAP for the common stock is greater than 300% of the then applicable conversion price for a period of 20 consecutive trading days with minimum average daily trading volume of $2.0 million;

●	a liquidation preference of 150% of the original issue price;

●	the right to one vote per share and vote together with the common stock on an as-converted basis (subject to a voting price floor equal to $3.78), except that holders of Series A senior convertible preferred stock shall vote as a separate class with respect to certain specified matters; and

●	such other terms and provisions as are set forth in the certificate of designation.

Each share of Series A senior convertible preferred stock is convertible into a number of shares of common stock at a conversion ratio equal to (A) the original issue price of the Series A senior convertible preferred stock divided by (B) the conversion price of the Series A senior convertible preferred stock. The original issue price and the conversion price of the Series A senior convertible preferred stock will initially be $4.00 (resulting in an initial conversion ratio of 1:1) and are subject to adjustment as set forth in the certificate of designation. The Series A Preferred Stock will not be traded on any securities exchange.

The conversion price of the Series A senior convertible preferred stock was automatically reset to $1.12 per share on April 23, 2025 and is subject to further adjustment upon the occurrence of certain events, including the sale of equity securities by us at an effective price per share less than the then conversion price during the two-year period beginning from the initial issuance date, subject to certain exceptions (the “Series A Dilutive Issuances”).

Warrants

Ayala Warrants

In connection with the acquisition of the Lm-based immune-oncology programs and related intellectual property assets from Ayala Pharmaceuticals, Inc. (“Ayala”), we issued to Ayala a warrant to purchase 2,166,381 shares of common stock. The warrant is exercisable upon issuance at an exercise price per share of $0.001 (as adjusted from time to time in accordance with the terms thereof) and will expire three years from the date of issuance. This warrant may not be exercised to the extent that the holder, together with its affiliates, would beneficially own more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to such exercise. The holder may increase or decrease this percentage, but not in excess of 19.99%, unless and until we obtain stockholder approval as required by NYSE American LLC Company Guide Section 713.

IPO Warrants

We issued warrants to Brookline Capital Markets, a division of Arcadia Securities, LLC, the representative of the underwriters in our initial public offering, to purchase an aggregate of 112,000 shares of common stock at an exercise price of $4.40 per share. These warrants are currently exercisable and have a cashless exercise provision and will terminate on the fifth anniversary of July 31, 2024. These warrants also provide for customary anti-dilution provisions, a single demand registration right, and immediate “piggyback” registration rights with respect to the registration of the shares of common stock underlying the warrants, with a term of such demand and “piggyback” registration rights not exceeding five years from July 31, 2024.

Series A Warrants

On December 31, 2024 and January 14, 2025, we issued warrants exercisable into 7,211,303 shares of common stock at an exercise price of $1.12 per share, subject to adjustment as set forth therein. The exercise price of these warrants is subject to the Series A Dilutive Issuances. These warrants are exercisable by the holder for a period of five years from April 9, 2025. As of August 8, 2025, warrants to purchase 3,446,308 shares of common stock remain outstanding and exercisable.

New Warrants

From June 23 to July 11, 2025, we issued warrants to purchase an aggregate of 3,764,995 shares of common stock at an exercise price of $3.00 per share, subject to adjustment as set forth therein. These warrants are immediately exercisable from the date of issuance and have a term of exercise of five years from such date. The exercise price and number of shares issuable upon exercise of these warrants are subject to appropriate adjustment in the event of stock dividends, stock splits, subsequent rights offerings, pro rata distributions, reorganizations or similar events affecting our common stock and the exercise price. The exercise price of these warrants is also subject to adjustment upon the occurrence of subsequent sales of equity securities by us during such time any of these warrants are outstanding at an effective price per share less than the exercise price of these warrants then in effect (such lower price, the “Dilutive Issuance Price” and such issuances, collectively, “Dilutive Issuances”), subject to certain exceptions. In the event of a Dilutive Issuance, the exercise price will be reduced to the greater of (x) such lower Dilutive Issuance Price and (y) $1.00 per share.

These warrants also provide that, at any time any of these warrants are outstanding, if the closing price of our common stock on the applicable trading market equals or exceeds 300% of the exercise price then in effect for any 20 consecutive trading days, we may, subject to the satisfaction of certain equity conditions, require the holder to exercise all or a portion of the warrants for cash.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Delaware Law

Our certificate of incorporation and bylaws include a number of provisions that may have the effect of delaying, deferring or preventing another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Board composition and filling vacancies. Our certificate of incorporation provides that directors may be removed with or without cause only by the affirmative vote of the holders of two-thirds or more of the shares then entitled to vote at an election of directors. Further, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum. The limitations on removal of directors and treatment of vacancies, has the effect of making it more difficult for stockholders to change the composition of our board of directors.

No written consent of stockholders. Our certificate of incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our bylaws or removal of directors by our stockholders without holding a meeting of stockholders.

Meetings of stockholders. Our certificate of incorporation and bylaws provide that a special meeting of stockholders may be called only by resolution adopted by our board of directors, chairman of the board of directors or chief executive officer or upon the written request of stockholders owning at least 33&frac13;% of the outstanding common stock and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Stockholders owning less than 33&frac13;% may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors. Our bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance notice requirements. Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

Amendment to certificate of incorporation and bylaws. Any amendment of our certificate of incorporation must first be approved by a majority of our board of directors, and if required by law or our certificate of incorporation, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, board composition, and limitation of liability must be approved by not less than two-thirds of the outstanding shares entitled to vote on the amendment, and not less than two-thirds of the outstanding shares of each class entitled to vote thereon as a class. Our bylaws may be amended by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the bylaws; and may also be amended by the affirmative vote of a majority of the outstanding shares entitled to vote on the amendment, voting together as a single class, except that the amendment of the provisions relating to notice of stockholder business and nominations and special meetings must be approved by not less than two-thirds of the outstanding shares entitled to vote on the amendment, and not less than two-thirds of the outstanding shares of each class entitled to vote thereon as a class, or, if our board of directors recommends that the stockholders approve the amendment, by the affirmative vote of the majority of the outstanding shares entitled to vote on the amendment, in each case voting together as a single class.

Undesignated preferred stock. Our certificate of incorporation provides for 5,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

Limitations on Liability and Indemnification of Officers and Directors

Our certificate of incorporation and bylaws provide indemnification for our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We have entered into indemnification agreements with each of our directors that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our certificate of incorporation includes provisions that eliminate the personal liability of our directors and officers for monetary damages resulting from breaches of certain fiduciary duties as a director or officer, as applicable, except to the extent such an exemption from liability thereof is not permitted under the Delaware General Corporation Law. The effect of these provisions is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director or officer for breach of fiduciary duties as a director or officer, subject to certain exceptions in which case the director or officer would be personally liable. An officer may not be exculpated for any action brought by or in the right of the corporation. A director may not be exculpated for improper distributions to stockholders. Further, pursuant to Delaware law a director or officer may not be exculpated for:

●	any breach of his or her duty of loyalty to us or our stockholders;

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; and

●	any transaction from which the director or officer derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under the federal or state securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law, and may indemnify employees and other agents. Our bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding.

We have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for any and all expenses (including reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by such directors or officers or on his or her behalf in connection with any action or proceeding arising out of their services as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request provided that such person follows the procedures for determining entitlement to indemnification and advancement of expenses set forth in the indemnification agreement. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. Our results of operations and financial condition may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

●	at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

DESCRIPTION OF OUR DEBT SECURITIES

This summary, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will generally apply to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below.

The debt securities may be either secured or unsecured and will either be senior debt securities or subordinated debt securities. We will issue the senior notes under the senior indenture which we will enter into with one or more trustees. We will issue the subordinated notes under the subordinated indenture which we will enter into with one or more trustees. We have filed forms of these documents as exhibits to the registration statement of which this prospectus forms a part. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture.

The indentures will be qualified under the Trust Indenture Act of 1939, as amended, (the “Trust Indenture Act”). We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of the material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the complete indenture, that contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

We will describe in the applicable prospectus supplement the terms relating to a series of debt securities, including, to the extent applicable:

●	the title;

●	the principal amount being offered and, if a series, the total amount authorized and the total amount outstanding;

●	any limit on the amount that may be issued;

●	whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

●	the maturity date;

●	the principal amount due at maturity and whether the debt securities will be issued with any original issue discount;

●	whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a U.S. person for U.S. federal income tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

●	the annual interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

●	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

●	whether or not the debt securities will be senior or subordinated, and the terms of the subordination of any series of subordinated debt;

●	the place where payments will be payable;

●	restrictions on transfer, sale or other assignment, if any;

●	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

●	the date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

●	provisions for a sinking fund, purchase or other analogous fund, if any;

●	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

●	whether the indenture will restrict our ability and/or the ability of our subsidiaries to:

●	incur additional indebtedness;

●	issue additional securities;

●	create liens;

●	pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;

●	redeem capital stock;

●	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

●	make investments or other restricted payments;

●	sell or otherwise dispose of assets;

●	enter into sale-leaseback transactions;

●	engage in transactions with stockholders and affiliates;

●	issue or sell stock of our subsidiaries; or

●	effect a consolidation or merger;

●	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

●	a discussion of any material or special U.S. federal income tax considerations applicable to the debt securities;

●	information describing any book-entry features;

●	the procedures for any auction and remarketing, if any;

●	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

●	if other than U.S. dollars, the currency in which the series of debt securities will be denominated; and

●	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms which may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplements the terms on which a series of debt securities may be convertible into or exchangeable for common stock or other securities of ours or a third party, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our securities or the securities of a third party that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.

Consolidation, Merger or Sale

The indentures in the form initially filed as exhibits to the registration statement of which this prospectus forms a part may contain covenants that restrict our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor of ours or acquirer of such assets must assume all of our obligations under the indentures and the debt securities.

If the debt securities are convertible into our other securities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities which the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indentures

Unless otherwise specified in the applicable prospectus supplement, the following are events of default under the indentures with respect to any series of debt securities that we may issue:

●	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been validly extended;

●	if we fail to pay the principal, or premium, if any, or to make payment required by any sinking fund or analogous fund when due and payable and the time for payment has not been validly extended;

●	if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 30 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

●	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may, by notice to us in writing (and to the debenture trustee if notice is given by such holders), declare the unpaid principal, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each series of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

●	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

●	subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies, if:

●	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

●	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee, to institute the proceeding as trustee; and

●	the debenture trustee does not institute the proceeding and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions, within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on the debt securities.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may modify an indenture without the consent of any holders with respect to specific matters, including, without limitation:

●	to fix any ambiguity, defect or inconsistency in the indenture or in the debt securities of any series;

●	to comply with the provisions described above under “Consolidation, Merger or Sale”;

●	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act;

●	to evidence and provide for the acceptance of appointment under the indenture by a successor trustee;

●	to provide for uncertificated debt securities in addition to or in place of certificated securities and to make all appropriate changes for such purpose; or

●	to change anything that does not adversely affect the rights of any holder of debt securities of any series in any material respect.

In addition, under the indentures, the rights of holders of debt securities of any series may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

●	extending the fixed maturity of the debt securities of any series;

●	reducing the principal amount, reducing the rate of or extending the time of payment of interest or reducing any premium payable upon the redemption of any debt securities; or

●	reducing the percentage of debt securities the holders of which are required to consent to any supplemental indenture.

Discharge

The indentures provide that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for certain obligations, including obligations to:

●	register the transfer or exchange of debt securities of the series;

●	replace mutilated, destroyed, lost or stolen debt securities of the series;

●	maintain paying agencies; and

●	compensate and indemnify the debenture trustee.

In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations, or a combination of both, sufficient to pay all of the principal, premium, if any, and interest on the debt securities of the series on the dates payments are due.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of, and any premium and interest on, the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement, we may make certain payments by check which we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement, we will designate an office or agency of the debenture trustee in the city of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The indentures in the form initially filed as exhibits to the registration statement of which this prospectus forms a part do not limit the amount of indebtedness which we may incur, including senior indebtedness or subordinated indebtedness, and do not limit us from issuing any other debt, including secured debt or unsecured debt. Additional or different subordination provisions may be described in a prospectus supplement relating to a particular series of debt securities.

DESCRIPTION OF OUR WARRANTS

This summary, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus, which consist of warrants to purchase our common stock, preferred stock and/or debt securities in one or more series. Warrants may be offered independently or together with our common stock, preferred stock, debt securities and/or rights offered by any prospectus supplement and may be attached to or separate from those securities. While the terms we have summarized below will generally apply to any future warrants we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement. The terms of any warrants we offer under a prospectus supplement may differ from the terms we describe below.

We will issue the warrants directly or under a warrant agreement which we will enter into with a warrant agent to be selected by us. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered warrants. We use the term “warrant agreement” to refer to any of these warrant agreements. We use the term “warrant agent” to refer to the warrant agent under any of these warrant agreements. The warrant agent will act solely as an agent of ours in connection with the warrants and will not act as an agent for the holders or beneficial owners of the warrants.

The following summary of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all of the provisions of the warrant agreement applicable to a particular series of warrants. We urge you to read the applicable prospectus supplements related to the warrants that we sell pursuant to this prospectus, as well as the complete warrant agreements that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplements the terms relating to a series of warrants.

If warrants for the purchase of our common stock or preferred stock are offered, the prospectus supplements will describe the following terms, to the extent applicable:

●	the offering price and the aggregate number of warrants offered;

●	the total number of shares that can be purchased if a holder of the warrants exercises them and, in the case of warrants for preferred stock, the designation, total number and terms of the series of preferred stock that can be purchased upon exercise;

●	the designation and terms of any series of preferred stock with which the warrants are being offered and the number of warrants being offered with each share of common stock or preferred stock;

●	the date on and after which the holder of the warrants can transfer them separately from the related common stock or series of preferred stock;

●	the number of shares of common stock or preferred stock that can be purchased if a holder exercises the warrant and the price at which such common stock or preferred stock may be purchased upon exercise, including, if applicable, any provisions for changes to or adjustments in the exercise price and in the securities or other property receivable upon exercise;

●	the terms of any rights to redeem or call, or accelerate the expiration of, the warrants;

●	the date on which the right to exercise the warrants begins and the date on which that right expires;

●	the number of warrants outstanding, if any;

●	a discussion of any material U.S. federal income tax considerations applicable to the warrants;

●	the terms, if any, on which we may accelerate the date by which the warrants must be exercised;

●	whether the warrants are issued pursuant to a warrant agreement with a warrant agent or issued directly by us; and

●	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

Warrants for the purchase of common stock or preferred stock will be in registered form only.

If warrants for the purchase of debt securities are offered, the prospectus supplement will describe the following terms, to the extent applicable:

●	the offering price and the aggregate number of warrants offered;

●	the currencies in which the warrants are being offered;

●	the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities that can be purchased if a holder exercises a warrant;

●	the designation and terms of any series of debt securities with which the warrants are being offered and the number of warrants offered with each such debt security;

●	the date on and after which the holder of the warrants can transfer them separately from the related series of debt securities;

●	the principal amount of the series of debt securities that can be purchased if a holder exercises a warrant and the price at which and currencies in which such principal amount may be purchased upon exercise;

●	the terms of any rights to redeem or call the warrants;

●	the date on which the right to exercise the warrants begins and the date on which such right expires;

●	the number of warrants outstanding, if any;

●	a discussion of any material U.S. federal income tax considerations applicable to the warrants;

●	the terms, if any, on which we may accelerate the date by which the warrants must be exercised;

●	whether the warrants are issued pursuant to a warrant agreement with a warrant agent or issued directly by us; and

●	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

Warrants for the purchase of debt securities will be in registered form only.

A holder of warrant certificates may exchange them for new certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase common stock or preferred stock are exercised, holders of the warrants will not have any rights of holders of the underlying common stock or preferred stock, including any rights to receive dividends or to exercise any voting rights, except to the extent set forth under “Warrant Adjustments” below. Until any warrants to purchase debt securities are exercised, the holder of the warrants will not have any of the rights of holders of the debt securities that can be purchased upon exercise, including any rights to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture.

Exercise of Warrants

Each holder of a warrant is entitled to purchase the number of shares of common stock or preferred stock or principal amount of debt securities, as the case may be, at the exercise price described in the applicable prospectus supplements. After the close of business on the day when the right to exercise terminates (or a later date if we extend the time for exercise), unexercised warrants will become void.

A holder of warrants may exercise them by following the general procedure outlined below:

●	delivering to us or to the warrant agent the payment required by the applicable prospectus supplements to purchase the underlying security;

●	properly completing and signing the reverse side of the warrant certificate representing the warrants; and

●	delivering the warrant certificate representing the warrants to us or to the warrant agent within five business days of receipt of payment of the exercise price.

If the holder complies with the procedures described above, the warrants will be considered to have been exercised when we receive or the warrant agent receives, as applicable, payment of the exercise price, subject to the transfer books for the securities issuable upon exercise of the warrant not being closed on such date. After the holder has completed those procedures and subject to the foregoing, we will, as soon as practicable, issue and deliver to such holder the common stock, preferred stock or debt securities that such holder purchased upon exercise. If the holder exercises fewer than all of the warrants represented by a warrant certificate, a new warrant certificate will be issued to such holder for the unexercised amount of warrants. Holders of warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the warrants.

Amendments and Supplements to the Warrant Agreements

We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants to cure ambiguities in the warrant agreement, to cure, correct or supplement a defective provision in the warrant agreement, or to provide for other matters under the warrant agreement that we and the warrant agent deem necessary or desirable, so long as, in each case, such amendments or supplements do not materially adversely affect the interests of the holders of the warrants.

Warrant Adjustments

Unless the applicable prospectus supplements state otherwise, the exercise price of, and the number of securities covered by, a common stock warrant or preferred stock warrant will be adjusted proportionately if we subdivide or combine our common stock or preferred stock, as applicable.

In addition, unless the prospectus supplements state otherwise, if we, without payment therefor:

●	issue capital stock or other securities convertible into or exchangeable for common stock or preferred stock, or any rights to subscribe for, purchase or otherwise acquire any of the foregoing, as a dividend or distribution to holders of our common stock or preferred stock;

●	pay any cash to holders of our common stock or preferred stock other than a cash dividend paid out of our current or retained earnings or other than in accordance with the terms of the preferred stock;

●	issue any evidence of our indebtedness or rights to subscribe for or purchase our indebtedness to holders of our common stock or preferred stock; or

●	issue common stock or preferred stock or additional stock or other securities or property to holders of our common stock or preferred stock by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement;

then the holders of common stock warrants and preferred stock warrants, as applicable, will be entitled to receive upon exercise of the warrants, in addition to the securities otherwise receivable upon exercise of the warrants and without paying any additional consideration, the amount of stock and other securities and property such holders would have been entitled to receive had they held the common stock or preferred stock, as applicable, issuable under the warrants on the dates on which holders of those securities received or became entitled to receive such additional stock and other securities and property.

Except as stated above, the exercise price and number of securities covered by a common stock warrant or preferred stock warrant, and the amounts of other securities or property to be received, if any, upon exercise of those warrants, will not be adjusted or provided for if we issue those securities or any securities convertible into or exchangeable for those securities, or securities carrying the right to purchase those securities or securities convertible into or exchangeable for those securities.

Holders of common stock warrants and preferred stock warrants may have additional rights under the following circumstances:

●	certain reclassifications, capital reorganizations or changes of the common stock or preferred stock, as applicable;

●	certain share exchanges, mergers, or similar transactions involving us and which result in changes of our common stock or preferred stock, as applicable; or

●	certain sales or dispositions to another entity of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our common stock or preferred stock are entitled to receive stock, securities or other property with respect to or in exchange for their securities, the holders of the common stock warrants and preferred stock warrants then outstanding, as applicable, will be entitled to receive upon exercise of their warrants the kind and amount of shares of stock and other securities or property that they would have received upon the applicable transaction if they had exercised their warrants immediately before the transaction.

DESCRIPTION OF OUR RIGHTS

This summary, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the rights that we may offer under this prospectus, which consist of rights to purchase our common stock, preferred stock and/or debt securities in one or more series. Rights may be offered independently or together with our common stock, preferred stock, debt securities and/or warrants offered by any prospectus supplement and may be attached to or separate from those securities. While the terms we have summarized below will generally apply to any future rights we may offer pursuant to this prospectus, we will describe the particular terms of any rights that we may offer in more detail in the applicable prospectus supplements. The terms of any rights we offer under a prospectus supplement may differ from the terms we describe below.

The applicable prospectus supplements relating to any rights that we offer will include specific terms of any offering of rights for which this prospectus is being delivered, including the following, to the extent applicable:

●	the date for determining the persons entitled to participate in the rights distribution;

●	the price, if any, per right;

●	the exercise price payable for each share of common stock, share of preferred stock or debt security upon the exercise of the rights;

●	the number of rights issued or to be issued to each holder;

●	the number and terms of the shares of common stock, shares of preferred stock or debt securities that may be purchased per each right;

●	the extent to which the rights are transferable;

●	any other terms of the rights, including the terms, procedures and limitations relating to the exchange and exercise of the rights;

●	the respective dates on which the holder’s ability to exercise the rights will commence and will expire;

●	the number of rights outstanding, if any;

●	a discussion of any material U.S. federal income tax considerations applicable to the rights;

●	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities; and

●	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights.

The description in the applicable prospectus supplements of any rights that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights agreement and/or rights certificate, which will be filed with the SEC in connection therewith.

DESCRIPTION OF OUR UNITS

This summary, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the units that we may offer under this prospectus, which may consist of one or more shares of our common stock, shares of our preferred stock, debt securities, warrants, rights or any combination of such securities. While the terms we have summarized below will generally apply to any future units we may offer pursuant to this prospectus, we will describe the particular terms of any units that we may offer in more detail in the applicable prospectus supplements. The terms of any units we offer under a prospectus supplement may differ from the terms we describe below.

The applicable prospectus supplements relating to any units that we offer will include specific terms of any offering of units for which this prospectus is being delivered, including the following, to the extent applicable:

●	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

●	whether we will apply to have the units traded on a securities exchange or securities quotation system;

●	a discussion of any material U.S. federal income tax considerations applicable to the units; and

●	how, for U.S. federal income tax purposes, the purchase price paid for the units is to be allocated among the component securities.

The description in the applicable prospectus supplements of any units that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit agreement, which will be filed with the SEC in connection therewith.

PLAN OF DISTRIBUTION

Sales by Us

We may sell the securities being offered hereby in one or more of the following ways from time to time:

●	to or through underwriters;

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions other than on these exchanges or systems or in the over-the-counter market;

●	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through market makers or into an existing market for the securities;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	an accelerated securities repurchase program;

●	a combination of any of these methods of sale; and

●	any other method permitted pursuant to applicable law.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or other purchasers, persons or entities, and any applicable compensation, in a prospectus supplement, in an amendment to the registration statement of which this prospectus is a part, or in other filings we make with the SEC under the Exchange Act, which are incorporated by reference.

Sale through Underwriters or Brokers

If underwriters are used in the sale, the underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to brokers.

We will describe the name or names of any underwriters, brokers or agents and the purchase price of the securities in a prospectus supplement relating to the securities.

In connection with the sale of the securities, underwriters may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through brokers, and these brokers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents, which is not expected to exceed that customary in the types of transactions involved. Underwriters, brokers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions they receive from us, and any profit on the resale of the securities they realize may be deemed to be underwriting discounts and commissions, under the Securities Act. The prospectus supplement will identify any underwriter or agent and will describe any compensation they receive from us.

Underwriters could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at the market” offering, sales made directly on the NYSE American, the existing trading market for our shares of common stock, or sales made to or through a market maker other than on the NYSE American. The name of any such underwriter or agent involved in the offer and sale of our securities, the amounts underwritten, and the nature of its obligations to take our securities will be described in the applicable prospectus supplement.

Unless otherwise specified in the prospectus supplement, each series of the securities will be a new issue with no established trading market, other than our shares of common stock, which are currently traded on the NYSE American. It is possible that one or more underwriters may make a market in a series of the securities, but underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we can give no assurance about the liquidity of the trading market for any of the securities.

Under agreements we may enter into, we may indemnify underwriters, brokers, and agents who participate in the distribution of the securities against certain liabilities, including liabilities under the Securities Act, or contribute with respect to payments that the underwriters, brokers or agents may be required to make.

Any compensation we pay underwriters or brokers will be subject to the guidelines of the Financial Industry Regulatory Authority, Inc. We will disclose the compensation in any applicable prospectus supplement or pricing supplement, as the case may be.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to brokers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

From time to time, we may engage in transactions with these underwriters, brokers, and agents in the ordinary course of business.

Direct Sales and Sales through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We also may sell the securities through agents designated by us from time to time. In the applicable prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the applicable prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these securities in the applicable prospectus supplement.

Sales by Selling Stockholders

The selling stockholders may resell or redistribute shares of our common stock from time to time on any stock exchange or automated interdealer quotation system on which the shares of our common stock are listed, in the over-the-counter market, in privately negotiated transactions, or in any other legal manner, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Persons who are pledgees, donees, transferees, or other successors in interest of any of the named selling stockholders (including but not limited to persons who receive shares of our common stock from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus) may also use this prospectus and are included when we refer to “selling stockholders” in this prospectus. The selling stockholders may sell the shares of our common stock by one or more of the following methods, without limitation:

●	block trades (which may include cross trades) in which the broker or dealer so engaged will attempt to sell the shares of our common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;

●	an exchange distribution or secondary distribution in accordance with the rules of any stock exchange on which the shares of our common stock may be listed;

●	ordinary brokerage transactions and transactions in which the broker solicits purchases;

●	an offering at other than a fixed price on or through the facilities of any stock exchange on which the shares of our common stock are listed or to or through a market maker other than on that stock exchange;

●	privately negotiated transactions, directly or through agents;

●	through the writing of options on the shares of our common stock, whether or the options are listed on an options exchange;

●	through the distribution of the shares of our common stock by any selling stockholders to its partners, members or stockholders;

●	one or more underwritten offerings;

●	agreements between a broker or dealer and any selling stockholder to sell a specified number of the shares of our common stock at a stipulated price per share; and

●	any combination of any of these methods of sale or distribution, or any other method permitted by applicable law.

The selling stockholders may also transfer the shares of our common stock by gift.

The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of shares of our common stock. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of shares of our common stock at a stipulated price per share. If the broker-dealer is unable to sell shares of our common stock acting as agent for a selling stockholder, it may purchase as principal any unsold shares of our common stock at the stipulated price. Broker-dealers who acquire shares of our common stock as principals may thereafter resell the shares of our common stock from time to time in transactions in any stock exchange or automated interdealer quotation system on which shares of our common stock are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares of our common stock owned by them. The pledgees, secured parties or persons to whom the shares of our common stock have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder’s shares of our common stock offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder’s shares of our common stock will otherwise remain unchanged.

The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the shares of our common stock sold by them may be deemed to be underwriting discounts and commissions.

A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares of our common stock offered hereby to the broker-dealers, who may then resell or otherwise transfer those shares of common stock. A selling stockholder may also loan or pledge the shares of our common stock offered hereby to a broker-dealer and the broker-dealer may sell the shares of our common stock offered hereby so loaned or upon a default may sell or otherwise transfer the pledged shares of our common stock offered hereby.

The selling stockholders and other persons participating in the sale or distribution of the shares of our common stock will be subject to applicable provisions of the Exchange Act and the related rules and regulations adopted by the SEC, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of our common stock by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of shares of our common stock in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares of our common stock to engage in market-making activities with respect to the particular shares of our common stock being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of our common stock.

We may agree to indemnify the selling stockholders and their respective officers, directors, employees and agents, and any underwriter or other person who participates in the offering of the shares of our common stock, against specified liabilities, including liabilities under the federal securities laws or to contribute to payments the underwriters may be required to make in respect of those liabilities. The selling stockholders may agree to indemnify us, the other selling stockholders and any underwriter or other person who participates in the offering of the shares of our common stock, against specified liabilities arising from information provided by the selling stockholders for use in this prospectus or any accompanying prospectus supplement, including liabilities under the federal securities laws. In each case, indemnification may include each person who is an affiliate of or controls one of these specified indemnified persons within the meaning of the federal securities laws or is required to contribute to payments the underwriters may be required to make in respect of those liabilities. The selling stockholders may agree to indemnify any brokers, dealers or agents who participate in transactions involving sales of the shares of our common stock against specified liabilities arising under the federal securities laws in connection with the offering and sale of the shares of our common stock.

We will not receive any proceeds from sales of any shares of our common stock by the selling stockholders.

We cannot assure you that the selling stockholders will sell all or any portion of the shares of common stock offered hereby.

We will supply the selling stockholders and any stock exchange upon which the shares of our common stock are listed with reasonable quantities of copies of this prospectus. To the extent required by Rule 424 under the Securities Act in connection with any resale or redistribution by a selling stockholder, we will file a prospectus supplement setting forth:

●	The aggregate number of shares of common stock to be sold;

●	The purchase price;

●	The public offering price;

●	If applicable, the names of any underwriter, agent or broker-dealer; and

●	any applicable commissions, discounts, concessions, fees or other items constituting compensation to underwriters, agents or broker-dealers with respect to the particular transaction (which may exceed customary commissions or compensation).

If a selling stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares of our common stock through a block trade, special offering, exchange, distribution or secondary distribution or a purchase by a broker or dealer, the prospectus supplement will include any other facts that are material to the transaction. If applicable, this may include a statement to the effect that the participating broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus.

SELLING STOCKHOLDERS

If the registration statement of which this prospectus forms a part is used by selling stockholders for the resale of any shares of our common stock registered hereunder, information about such selling stockholders, their beneficial ownership of our securities and their relationship with us will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference herein.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities being offered by this prospectus will be passed upon for us by Olshan Frome Wolosky LLP, New York, New York. Additional legal matters may be passed upon for us or any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements of OS Therapies Incorporated incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report, which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern, of MaloneBailey, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. We encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement.

We are subject to the reporting requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us.

The registration statement and the documents referred to below under “Incorporation of Certain Information by Reference” are also available on our Internet website www.ostherapies.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

Incorporation of CERTAIN INFORMATION by Reference

The SEC and applicable law allows us to “incorporate by reference” the information from other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement) we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the termination of the registration statement of which this prospectus is a part (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

●	Our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 31, 2025;

●	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025 and June 30, 2025, filed with the SEC on May 15, 2025 and August 18, 2025, respectively;

●	Our Current Reports on Form 8-K (only to the extent “filed” and not “furnished”) filed with the SEC on January 3, 2025, January 14, 2025, January 15, 2025, January 29, 2025, April 2, 2025, April 9, 2025, April 15, 2025, June 24, 2025, June 27, 2025, July 14, 2025 and August 15, 2025; and

●	The description of our registered securities contained in Exhibit 4.9 to our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 31, 2025.

Any statement contained in this prospectus, or in a document all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any applicable prospectus supplement and any related free writing prospectus or any document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of the documents incorporated by reference into this prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following:

OS Therapies Incorporated

115 Pullman Crossing Road, Suite 103

Grasonville, Maryland 21638

Attention: Chief Financial Officer

(410) 297-7793

Additional information about us is available at our website located at www.ostherapies.com. Information contained on, or accessible through, our website is not a part of, and is not incorporated by reference into, this prospectus or any accompanying prospectus supplement.

10,529,417 Shares

Common Stock

OS Therapies Incorporated

Prospectus Supplement

Prospectus Supplement dated March 31, 2026